EXHIBIT 23.a

                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Washington Trust Bancorp, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Washington Trust Bancorp, Inc. of our report dated January 14, 2003 relating to the consolidated balance sheets of Washington Trust Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Washington Trust Bancorp, Inc.


KPMG LLP



Providence, Rhode Island
July 17, 2003